Exhibit 10.9

SHAREHOLDER AGREEMENT

        THIS SHAREHOLDERS AGREEMENT is made effective as of the 1st day of July, 1996, and is among and for the benefit of Mestek, Inc., a Pennsylvania corporation, and any individuals granted stock options under the Omega Flex 1996 Stock Option Plan each of whom shall become a signatory to and be bound by this Agreement (collectively, the “Shareholders”). The Shareholders own or will upon exercise own all of the issued and outstanding common stock of Omega Flex, Inc., a Pennsylvania corporation (the “Corporation”) as such shareholding is set forth from time to time on Exhibit A attached hereto. In consideration of the mutual covenants and promises set forth herein, the Shareholders agree as follows:

      1. Restriction on Transfer

        1.1 No Encumbrance. Each of the Shareholders agrees that it will not directly or indirectly sell, assign, transfer, mortgage, pledge, hypothecate, or encumber in any manner whatsoever, or give away, bequeath, or in any other manner dispose of any of the Stock of the Corporation (as defined in Section 1.2 of this Agreement) which such Shareholder may now or hereafter beneficially own, acquire or be entitled to, except to the Corporation or its affiliates and in accordance with the terms and provisions of this Agreement. Any attempt to transfer any such Stock in violation hereof shall be null and void.

        1.2 No Transfer. The Corporation shall not transfer any shares now or hereafter existing of its common stock or capital stock, or any other securities convertible into capital stock (collectively, “Stock”) by issue or otherwise to any person or entity or permit any person or entity to subscribe to an issue of Stock in a non-public offering without the prior written consent of all Shareholders or, in the event such consent cannot be obtained, without first offering to the Shareholders the right for a period of thirty (30) days to subscribe to the proposed issue for an amount of shares of Stock up to the number of shares proportionate to the Shareholder’s respective interest in the Corporation at the time of issue; if, upon expiration of such 30-day period, some, but not all, of the proposed issue has been subscribed to by one or more Shareholders, then the Corporation shall offer to such subscribing Shareholders the right to subscribe to the remaining portion of the proposed issue for a further period of thirty (30) days in proportion to the number of shares subscribed to by each such subscribing Shareholder during the initial 30-day period. Notwithstanding the foregoing, if any Shareholder shall choose not to subscribe to any non-public offering of the Stock of the Corporation, at such Shareholder’s sole discretion, it shall have the right and option to put all of its shares of Stock to the Corporation upon the terms and conditions set forth in Sections 3.2.5 and 3.3.5 of this Agreement, unless such Shareholder shall have triggered previously by its acts or omissions some other option of put or call under this Agreement.

        1.3 Public Offering. If the Corporation validly adopts a plan to issue Stock pursuant to a public offering subject to the registration requirements of Section 5 of the Securities Act of 1933 (a “Public Offering”), then all rights and obligations pursuant to any provision of the Agreement, except this Section 1.3, shall terminate. The Corporation shall give not less than forty-five (45) days’ written notice (“Financing Notice”) of its intent of such Public Offering to the Shareholders. The Financing Notice shall describe the type of Stock to be issued and the expected price range. The Shareholders shall have forty-five (45) days from the date of the Financing Notice to elect to purchase shares of Stock in the Public Offering up to their proportionate interest in the Corporation. The purchase price of such shares of Stock shall be the public offering price less underwriter’s commissions and discounts.

        1.4 Transfer for Estate Planning. Nothing contained in this Agreement shall prevent a Shareholder from transferring Stock to an entity controlled by such Shareholder for estate planning purposes; however, such entity shall agree in writing to be fully bound by all the terms and conditions of this Agreement before any such transfer will be effected in the stock records of the Corporation.

        1.5 Other Rights

1.5.1 Any Shareholder holding less than twenty percent (20%) of the shares of Stock (or any series thereof) (a “Minority Shareholder”) shall have the right and option to sell all of their shares of Stock upon the same terms and conditions, including price per share, as the sale of shares of Stock offered for sale by any Shareholder or group of shareholders acting together holding fifty percent (50%) or more of the Stock (or any series thereof) (the “Majority Shareholder”). The Majority Shareholder shall not sell or offer for sale all or substantially all of its shares of Stock to an Outside Party, unless such Outside Party offers to purchase the shares of Stock of any Minority Shareholder upon the same terms and conditions as its offer for the shares of Stock of the Majority Shareholder.

1.5.2 The Majority Shareholder shall have the right and option to require any and all of the Minority Shareholders to sell all of their shares of Stock to an Outside Party in the same proportion and upon the same terms and conditions of sale as any sale of the shares of Stock of the Majority Shareholder.

1.5.3 The rights set forth in Sections 1.5.1 and 1.5.2 of this Agreement shall be exercised by the delivery of a notice from the Majority Shareholder to all of the Minority Shareholders setting forth the terms of the offer or sale. Any Minority Shareholder shall exercise its right to sell under Section 1.5.1 within thirty (30) days after receipt of the notice from the Majority Shareholder. The closing of any sale or transfer shall take place within ninety (90) days of the last required notice under this Section in conformance with the terms and conditions of Section 3.4.3 of this Agreement.

      2. Right of First Refusal

        2.1 Offer of Sale. Each Shareholder agrees that, during the term of this Agreement, it will not sell, transfer, assign or otherwise dispose of (either voluntarily or by operation of contract or law) any shares of Stock of the Corporation now or hereafter held by it, except pursuant to Section 3 hereof, without offering such shares (the “Offered Shares”) for sale, first to the Corporation and then to the other Shareholders, at the same price and on the same terms and conditions as the selling Shareholder proposes to sell, transfer, assign or otherwise dispose of the Offered Shares pursuant to a bona fide offer received by the selling Shareholder (the “Offer”), disclosing the terms and conditions of the Offer and the identity of the offeror (the “buyer”).

        2.2 Notice. Upon receiving notice from the selling Shareholder, the Secretary of the Corporation immediately shall forward notice to the other Shareholders, along with the date notice was given (the “Record Date”). During the next forty-five (45) days after the Record Date (the “Offer Period”), the Corporation and the Shareholders shall have the right of first refusal with respect to the Offered Shares. The Corporation shall have thirty (30) days following the Record Date within which to accept, and to tender performance pursuant to, the Offer, as to all, but not less than all, of the Offered Shares. If the Corporation does not exercise its option to acquire the Offered Shares, the Secretary of the Corporation shall so notify the Shareholders. The Shareholders, in accordance with their respective proportionate interests, shall have forty-five (45) days after the Record Date (fifteen (15) days after the notice of the Corporation’s failure to exercise its option) within which to accept, and to tender performance pursuant to, the Offer, as to all, but not less than all, of the Offered Shares. If any Shareholder elects to accept less than its proportionate interest, the remaining Shareholders may acquire such remaining Offered Shares pro rata in accordance with their respective proportionate interests or as otherwise agreed.

        2.3 Non-Acceptance. In the event the Offer is not accepted by the Corporation or the Shareholders within the Offer Period, then the selling Shareholder shall be free to sell, transfer, assign or otherwise dispose of the Offered Shares to the Buyer pursuant to the Offer and subject to Section 6 hereof, during a period of one hundred twenty (120) days following the expiration of the Offer Period (the “Buyer Offer Period”). At the termination of the Buyer Offer Period, the Offered Shares shall again be subject to this Section 2.

      3. Mandatory Offer to Purchase or Sell.

        3.1 Purchase Event. Any one of the following events shall constitute a "Purchase Event":

3.1.1 The death of a Shareholder, provided that the date of the Purchase Event for purposes of this Agreement shall be deemed to be the date on which the Corporation received notice of the appointment and qualification of the executor or administrator of the deceased Shareholder’s estate. The executor or administrator of the deceased Shareholder’s estate shall be obligated to give such notice as soon as practicable.

3.1.2 The permanent disability of a Shareholder, where "permanent disability" is defined as the Shareholder’s inability, through physical or mental illness or other cause, to perform the majority of his usual duties for the Corporation for a period of six (6) consecutive months or more; provided that such six-month period may be extended at the discretion of the Board of Directors, and provided further that if the Shareholder is able to return to work at any time prior to the expiration of such six-month period (as the same may be extended), such event shall no longer exist.

3.1.3 The termination of the employment of a Shareholder with the Corporation at the election of the Shareholder (“Termination”), except that for purposes of this Agreement, any termination of employment of a Shareholder with the Corporation at the election of the Shareholder at a time when the Corporation is and continues to be in material default under the Shareholder’s employment agreement, if any be in effect, shall be deemed a termination under Section 3.1.1 of this Agreement.

3.1.4 The termination of the employment of a Shareholder for cause determined by the Board of Directors of the Corporation, which for purposes hereof shall mean (a) materially breaching any employment agreement with the Corporation and the same is continued for a period of thirty (30) days following notice thereof, (b) engaging in fraud, theft or other acts of disloyalty causing material damage to the Corporation, its assets or reputation, or (c) committing a felony involving dishonesty towards the Corporation or its vendors or customers, or others acts which under law, regulation, practice or policy would constitute cause (collectively, “Termination for Cause”).

3.1.5 The retirement of a Shareholder from full-time employment with the Corporation any time after attaining the age of 65 years. Notice of such retirement may be given up to ninety (90) days prior to the actual date of retirement.

3.1.6 Upon notice by a Shareholder to the Corporation any time after January 1, 1999.

3.1.7 Upon notice by the Corporation to any of the Shareholders any time after January 1, 1999.

        3.2 Options

3.2.1 Put Options Under 3.1.1, 3.1.2 or 3.1.5. Upon the occurrence of any Purchase Event under Sections 3.1.1, 3.1.2 or 3.1.5 of this Agreement, the estate of the deceased Shareholder, the disabled Shareholder or the retiring Shareholder, as the case may be (the “Selling Shareholder”), shall have the right and option to put to the Corporation for purchase all of the shares of the Stock owned by the Selling Shareholder after the Corporation’s receipt of notice of the Purchase Event which date shall be deemed the record date. The Corporation shall have ninety (90) days following such record date within which to close the sale and transfer of the shares of Stock pursuant to such put option; provided however, in the case of retirement the closing of the sale and transfer shall not occur prior to the actual date of retirement.

3.2.2 Put Options under 3.1.3 or 3.1.6. Upon the occurrence of any Purchase Event under Sections 3.1.3 or 3.1.6 of this Agreement, the terminated Shareholder or the Shareholder exercising a put right (the “Terminated Shareholder”) shall have the right and option to put to the Corporation for purchase all of the shares of Stock owned by the Terminated Shareholder after the termination of the employment of the Terminated Shareholder or upon the date of receipt of the required notice, whichever is applicable, which date shall be deemed the record date. The Corporation shall have one hundred eighty (180) days following such record date within which to close the sale and transfer of the shares of Stock pursuant to such put options.

3.2.3 Call Options under 3.1.3 or 3.1.7. Upon the occurrence of any Purchase Event under Sections 3.1.3 or 3.1.7 of this Agreement, the Corporation (and if not exercised by the Corporation, the other Shareholders) shall have the right and option to call all of the shares of Stock owned by the Terminated Shareholder or the Shareholders if their shares are called under the Purchase Event described in Section 3.1.7 by giving notice within one (1) year following the date of the Terminated Shareholder’s termination of employment under the Purchase Event described in Section 3.1.3, or such other notice under Section 3.1.7 and to close the sale and transfer thereof within ninety (90) days of such notice pursuant to such call option.

3.2.4 Call Option under 3.1.4. Upon the occurrence of any Purchase Event under Section 3.1.4 of this Agreement, the Corporation (and if not exercised by the Corporation, the other Shareholders) shall have the right and option to call all of the shares of Stock owned by the Terminated Shareholder by giving notice within one (1) year following the date of the Terminated Shareholder’s termination of employment and to close the sale and transfer thereof within ninety (90) days of such notice pursuant to such call option.

3.2.5 Put Option Under 1.2. Upon the occurrence of any election by a Shareholder not to subscribe to any non-public offering of Stock under Section 1.2 of this Agreement, the non-subscribing Shareholder shall have the right and option to put to the Corporation for purchase all of the shares of the Stock owned by such non-subscribing Shareholder upon the Corporation’s receipt of notice of the non-subscribing Shareholder’s election to put its shares of Stock which date shall be deemed the record date. The Corporation shall have ninety (90) days following such record date within which to close the sale and transfer of the shares of Stock pursuant to such put option.

3.2.6 Shareholder Rights. If the Corporation does not exercise any of its call options, the Secretary of the Corporation shall so notify the Shareholders. The Shareholders shall have six (6) months following the termination of the Terminating Shareholder within which to exercise any call option not exercised by the Corporation by giving written notice to the Terminating Shareholder, in accordance with their respective proportionate interests. If any Shareholder elects to accept less than its proportionate interest, the remaining Shareholders may acquire such remaining shares pursuant to any call option pro rata in accordance with their respective proportionate interests or as otherwise agreed. To the extent any call option is not accepted in whole or in part by the Corporation or the Shareholders, then the Terminated Shareholder shall have the right to retain the remaining shares or to sell, assign, transfer, or dispose of the remaining shares to third parties, subject to Section 2 and 6 hereof.

        3.3 PURCHASE PRICE

3.3.1 The price at which the applicable shares of Stock shall be sold pursuant to the put option described in Section 3.2.1 of this Agreement for a Purchase Event set forth in Sections 3.1.1 (Death), 3.1.2 (Permanent Disability) or 3.1.5 (Retirement) of this Agreement shall be the book value of the shares of the Stock as determined by the then most recent quarterly financial statements of the Corporation.

3.3.2 The price at which the applicable shares of Stock shall be sold pursuant to the put option described in Section 3.2.2 of this Agreement for the Purchase Event set forth in Section 3.1.3 (Termination) of this Agreement shall be the book value of the shares of the Stock less twenty percent (20%) of the value thereof, as determined by the then most recent quarterly financial statements of the Corporation.

3.3.3 The price at which the applicable shares of Stock shall be sold pursuant to the call option described in Section 3.2.3 of this Agreement for the Purchase Event set forth in Section 3.1.3 (Termination) of this Agreement or pursuant to the put option described in Section 3.2.2 of this Agreement for the Purchase Event set forth in Section 3.1.6 (Standard Put) of this Agreement shall be the book value of the shares of the Stock less ten percent (10%) of the value thereof, as determined by the then most recent quarterly financial statements of the Corporation.

3.3.4 The price at which the applicable shares of Stock shall be sold pursuant to the call option described in Section 3.2.4 of this Agreement for the Purchase Event set forth in Section 3.1.4 (Termination for Cause) of this Agreement shall be the book value of the shares of the Stock less thirty percent (30%) of the value thereof, as determined by the then most recent quarterly financial statements of the Corporation.

3.3.5 The price at which the applicable shares of Stock shall be sold pursuant to the call option described in Section 3.2.3 of this Agreement for the Purchase Event described in Section 3.1.7 of this Agreement shall be the book value of the shares of the Stock plus ten percent (10%) of the value thereof, as determined by the then most recent quarterly financial statements of the Corporation.

3.3.6 The price at which the applicable shares of Stock shall be sold pursuant to the put option described in Section 1.2 of this Agreement for the event described in such section, shall be the book value of the shares of the Stock as determined by the then most recent quarterly financial statements of the Corporation.

3.3.7 Book value for all purposes under this Agreement shall be determined in accordance with generally accepted accounting principles consistently applied; provided however, book value shall also include the value of all dividends and distributions actually paid by the Corporation to any and all other Shareholders after the date of the grant of any stock option under the Omega Flex 1996 Stock Option Plan in which distribution the Shareholder whose shares are being sold did not participate.

        3.4 Method of Payment

3.4.1 The purchase price determined in accordance with Section 3.3 above shall be paid to the Seller, at the Seller’s election, by the Corporation and/or Shareholders in cash at closing.

3.4.2 The Corporation shall have the right to offset against any payments to any Seller hereunder any claims and any other amounts due and owing from such Seller to the Corporation. To the extent any such claim or amount is disputed, the Corporation may withhold payment until such dispute is resolved, provided that amount withheld which is finally determined to be payable by the Corporation to such Seller shall bear simple interest at the prime rate announced from time to time by the First National Bank of Boston or any successor thereto until paid to the Seller.

3.4.3 The closing of any purchase pursuant to the terms and conditions of this Agreement shall occur at the principal office of the Corporation at 10:00 a.m. on the business day designated within the applicable notice or if not designated, on the 15th business day following the date upon which all periods during which either the Corporation or the Shareholders have an option to purchase Stock hereunder have expired, or such other time and place as the purchasers and the Selling Shareholder shall agree. At the closing, the purchasing entity or person shall deliver cash as required by Section 3.4.1 of this Agreement and the Selling or Terminated Shareholder shall deliver certificates representing the shares of Stock which are the subject of such sale together with one or more stock transfer powers, signature guaranteed, and such other instruments as reasonably required to effect transfer of the Stock in accordance with the terms of this Agreement.

3.5 Proportionate Interests. Whenever in this Agreement Shareholders are given the right or option to purchase shares of Stock in proportion to the Shareholders’respective interests in the Stock of the Corporation, or in proportion to the number of shares of Stock held by each, such right or option with respect to shares of any class or series of Stock shall be in proportion to the number of shares of such class or series held by each such Shareholder. For example, if an option arises under this Agreement to purchase common stock, then such right shall be exercisable only by the stockholders of record of that class of common stock in proportion to the number of shares of such class held by each.

      4. Insurance.Insurance may be carried from time to time on the lives or to cover the permanent disability of any of the Shareholders that are natural persons by the Corporation for the purpose of funding the potential liability to acquire the stock of a selling Shareholder. The following provisions shall be applicable with respect to any such insurance:

        4.1 Ownership of Insurance. All such insurance shall be owned by and be payable to the Corporation.

        4.2 Listing of Policies. All such insurance policies shall be listed in Exhibit B attached hereto from time to time.

        4.3 Application of Proceeds. In the event of the death or permanent disability of an insured Shareholder, the proceeds of such insurance shall be applied to the payment of the purchase price owed by the Corporation for the purchase of the share of Stock of the insured Shareholder, up to the full amount of such proceeds.

4.3.1 In the event such proceeds are less than the full purchase price for such Stock, the net amount of such proceeds shall constitute a down payment against the purchase price.

4.3.2 In the event such proceeds exceed the purchase price, such excess shall belong to the Corporation and not to the insured Shareholder or its estate.

        4.4 Sale of Shares of Stock. In the event any Shareholder sells his shares of Stock to the Corporation pursuant to the terms of this Agreement other than in the case of death, the then current cash surrender value of any insurance held on the life of such Shareholder in accordance with this Section 4 hereof may constitute the down payment on the purchase obligation of the owner of the policy. The selling Shareholder shall have the option of requesting either that the policy be cashed and the proceeds thereof applied against such purchase obligation or that the policy be assigned to him and the purchase price be reduced by an amount equivalent to the cash surrender value of the policy.

      5. Legend. All certificates for outstanding Stock of the Corporation shall bear a legend thereon, in form and substance as follows:

This certificate and the shares of stock and all rights hereby represented are subject to the terms, provisions, and conditions of a Shareholders Agreement dated as of May 1, 1996, and may not be sold or transferred except in accordance with the terms and provisions of such agreement, a copy of which is on file at the office of the Corporation.

The securities represented by this Certificate are restricted securities within the meaning of the Securities Act of 1933. The securities may not be sold or transferred in whole or in part to any person in the absence of an effective registration statement under the Securities Act of 1933 or an opinion of counsel satisfactory to the issuer that the sale or transfer is exempt from registration under such act.

      6. Transferees. In the event of the issuance of any new Stock of the Corporation, or the transfer in any manner of any Stock of the Corporation by a Shareholder to any permitted transferee, the Corporation and each such Shareholder agree that it, he or she shall obtain, as a condition to and upon such issuance or transfer, the written consent of the new Shareholder or the transferee to become a party to and be bound by the terms of this Agreement, and the consent of the spouse of the new Shareholder or transferee, if married, to the terms of this Agreement, in such form as is deemed appropriate by the Corporation or its counsel.

      7. Termination of Agreement. This Agreement shall terminate upon the following events:

        7.1 Upon the written agreement of the Corporation and all of the Shareholders;

        7.2 Upon the dissolution of the Corporation or in the event proceedings in bankruptcy, receivership or insolvency are instituted by or against the Corporation, or in the event the Corporation becomes insolvent or makes an assignment for the benefit of creditors; or

        7.3 With respect to any one Shareholder, upon disposition by such Shareholder of all of the stock of the Corporation which he then owns, in accordance with the terms and conditions of this Agreement.

      8. Copy of Agreement. A copy of this Agreement shall at all times be kept in the registered office of the Corporation.

      9. Notice. Any notice required or permitted under this Agreement shall be given in writing either by personal delivery or by mail to the addresses of the parties to this Agreement as set forth from time to time in Exhibit C attached hereto. The date upon which any such notice is so personally delivered or, if such notice is given to the addressee by mail, two days after the date upon which it is deposited with the United States Postal Service shall be deemed to be the effective date of such notice.

      10. Specific Performance. The shares of Stock of the Corporation cannot be readily purchased or sold in the open market, and for that reason, among others, the Corporation will be irreparably damaged in the event that this Agreement is not specifically enforced. If any Shareholder so required under this Agreement fails to give a notice, make an offer, sell shares, or obtain written consent, or if any Shareholder fails to accurately disclose the terms and conditions of any bona fide offer or the identity of the offeror pursuant to Section 2 of this Agreement, then, in any such event, the Corporation may institute and maintain a proceeding to compel the specific performance of this Agreement. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy at law or in equity which the Corporation may have.

      11. Binding Effect. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the parties hereto.

      12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13. Modifications. This Agreement contains the entire agreement between the parties hereto and supersedes any prior understandings or agreements relating to the subject matter hereof and may be modified or amended only by written agreement between the Corporation and the Shareholders.

      14. Severability. Invalidation of any of the provisions of this Agreement for any reason shall in no way affect any other provision hereof, and all such other provisions shall remain in full force and effect.

      15.Further Acts. Each party to this Agreement agrees to perform any further acts and to execute and deliver any documents, certificates, instruments and agreements which may be reasonably necessary to carry out the provisions of this Agreement.

      16.Applicable Law. This Agreement and its validity, construction, and performance shall be governed by the laws of the State of Delaware.

      17. Opening Balance Sheet. Each of the Shareholders under this Agreement hereby agree that the opening balance sheet of the Corporation setting forth its book value upon the commencement of this Agreement shall be as set forth on Exhibit D attached hereto.

EXECUTED as of the day and year first above written.

CORPORATION:
ATTEST:	OMEGA FLEX, INC.
_______________________	By:______________________________ Kevin R. Hoben, President

SHAREHOLDERS: ATTEST:	MESTEK, INC.
_______________________	By:______________________________ Stephen M. Shea, Senior Vice President Date:_________________________
Date:__________________	_________________________________ KEVIN R. HOBEN
Date:__________________	_________________________________ MARK F. ALBINO
Date:__________________	_________________________________